EXHIBIT 99.1

                      POORE BROTHERS SIGNS LETTER OF INTENT
                     TO ACQUIRE FORMER KEEBLER SNACK BRANDS

     May 3, 1999 -- Poore Brothers, Inc. (Nasdaq: POOR) announced today that it has signed a letter of intent to acquire Wabash Foods, LLC for 4.0 million shares of common stock and assumption of debt. The Company simultaneously signed a management contract pursuant to which Poore Brothers will manage the operations of Wabash Foods pending completion of the acquisition. Poore Brothers will receive a management fee for such services.

     Completion of the acquisition is subject to the signing of a definitive purchase agreement, approval by Poore Brothers' Board of Directors, and approval by Poore Brothers' shareholders. The acquisition is expected to close in the third quarter.

     Mr. Eric J. Kufel, President and CEO, stated "The acquisition of Wabash Foods is a very positive financial and strategic action for Poore Brothers and its shareholders. In addition to acquiring a profitable, growing business that is currently generating over $12.0 million in annualized revenues, the acquisition will result in diversification of Poore Brothers' lineup of unique, consumer preferred snack brands and will provide Poore Brothers access to Wabash Foods' national vending distribution network."

     "The management contract fees, coupled with expected strong revenue growth from Poore Brothers base business, should positively impact Company operating results beginning in the second quarter. Upon completion of the acquisition, Poore Brothers is projected to generate approximately $30.0 million in annualized net sales and achieve profitability in the near future."

     Wabash Foods produces and markets former Keebler Company owned salted snack brands, including O'Boisies(R), Tato Skins(R), Pizzarias(R), Ripplins(R), Cha Chos(R), Braids(R) and Knots(R), at its Bluffton, Indiana manufacturing facility. Upon completion of the acquisition, the Company will possess potato chip, potato crisp, tortilla chip and pretzel manufacturing capabilities.

     Mr. Thomas W. Freeze, Poore Brothers Chief Financial Officer, commented, "It is especially encouraging that Wabash Foods is profitable while operating at approximately 15% of capacity. Upon completion of the acquisition, the Company will be well positioned to grow its mid-western business by executing additional strategic acquisitions and implementing base business growth programs that leverage the Company's Bluffton, Indiana manufacturing capabilities."

     "Since its inception in April 1998, Wabash Foods has done a tremendous job re-building the former Keebler owned salted snack brands into major players in the vending distribution channel and paving the way to grow the brands in the retail and mass merchandiser channels. Currently, over 80% of Wabash Foods net sales are derived from vending channel revenues, which are sold through Wabash's national broker network."

     "Wabash's success in the vending channel is a direct result of the uniqueness and consumer acceptance of the former Keebler product lines. Keebler supported these businesses with television advertising for over a decade, creating strong brand awareness. Wabash intelligently capitalized on the equity of these brands by launching the products into the vending channel, which has resulted in mass product acceptance. Wabash's sales currently approximate 40,000,000 bags a year into the vending channel. This strong consumer acceptance now needs to be translated into increased grocery distribution, which is Poore Brother's strength."
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     "The  synergies  from  this  acquisition   include   leveraging  the  Poore
Brothers(R) and Bob's Texas Style(R) brand products into Wabash Foods vending distribution channel and conversely selling the Wabash Foods brands into Poore Brothers' retail sales and distributor network. The Company also plans to leverage Wabash Foods unique manufacturing capability to develop and launch innovative new products."

     Poore Brothers also announced that upon completion of the acquisition, Mr. Larry R. Polhill is expected to join Poore Brothers' Board of Directors. Mr. Polhill is President of American Pacific Financial Corporation, an asset management firm based in San Bernardino, California, with investments in over 20 companies. The companies include Pate Foods Corporation, an Illinois based manufacturer of salted snack products and Pate's Bakery, LLC, a manufacturer of cookies and crackers. Wabash Foods is a wholly owned subsidiary of Pate Foods Corporation. Mr. Polhill is currently a director of several privately owned companies and functions in numerous other director and advisory roles.

     "We are extremely pleased to be adding an executive of Mr. Polhill's caliber to the Company's Board of Directors. He adds to Poore Brothers' extensive industry and financial experience, excellent capital resources, and strong relationships with existing and potential major customers." commented Mr. Kufel.

     Mr. Polhill commented, "This acquisition is an excellent opportunity for shareholders of both companies because it creates an organization with the management talent, manufacturing capabilities, and unique brands necessary to profitably compete long-term in the salted snack category."

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     Poore  Brothers  is a regional  salted  snack  manufacturer,  marketer  and distributor based in Goodyear, Arizona. The Company's primary emphasis is the manufacture of premium batch-cooked potato chips under the Poore Brothers(R) and Bob's Texas Style(R) brand names. In addition, the Company manufactures private label potato chips for major retailers in Arizona and California and operates a direct store delivery distribution business in Arizona and a merchandising operation in south/central Texas.

     For further information about Poore Brothers or this release, please contact Thomas W. Freeze, Vice President and Chief Financial Officer, at (602) 932-6200.

     Certain statements contained herein may be "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission.